Exhibit 99.1

NEWS RELEASE Investor Contact: Tim Sedabres, Vice President, Finance 920-491-7059 Media Contact: Autumn Latimore, Senior Vice President, Public Relations Director 414-278-1860

Associated Banc-Corp Declares Increase in Common Stock Dividend

GREEN BAY, Wis. –– February 15, 2012 –– The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) has declared a regular quarterly cash dividend of $0.05 per common share, an increase from the previous quarterly cash dividend of $0.01 per common share. The dividend on the common shares will be payable on March 15, 2012, to shareholders of record on March 1, 2012.

“We are pleased to announce an increase in Associated’s dividend,” said President and CEO Philip B. Flynn. “We see this dividend increase as delivering on our commitment to enhance shareholder value.”

The Board of Directors has also declared a regular quarterly cash dividend of $0.50 per depositary share on Associated Banc-Corp’s 8.00% Series B Perpetual Preferred Stock, payable on March 15, 2012, to shareholders of record on March 1, 2012.

Going forward, Associated’s Board of Directors intends to consider and, if declared, pay dividends on the common and the Series B Preferred on the same dates. Accordingly, common dividends will be considered in late February, May, August, and November and, if declared, paid on the 15th day of March, June, September, and December.

About Associated Banc-Corp

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $22 billion and is one of the top 50 financial services holding companies operating in the United States. Headquartered in Green Bay, Wis., Associated has over 250 banking locations serving more than 150 communities throughout Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.

Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” “outlook,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the Company’s most recent Annual Report filed on Form 10-K as updated by the Company’s most recent Form 10-Q.

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